LONE STAR GOLD, INC. PROVIDES UPDATE ON EXPLORATION PROGRAM FOR LA CANDELARIA PROJECT

ALBUQUERQUE, NEW MEXICO, September 19, 2011 -- Lone Star Gold, Inc. (OTC Bulletin Board: LSTG.OB; "Lone Star" or "the Company") is pleased to provide updated details on the Company's planned exploration program for its La Candelaria Property. The Company has a 70% Working Interest in the La Candelaria gold-silver project, which comprises ~1,976 acres (~800 hectares) of mining concessions located roughly 125 miles (200 km) southwest of the capital city of Chihuahua State, Mexico.

The 3-phase, $450,000 exploration program includes Phase 1 exploration work that would include mapping of the property; defining 10-15 core drill targets; and equipping a regional satellite office in Chihuahua to conduct work programs on the property while providing a secure sample transfer location for delivery to the ALS Chemex regional office/processing plant. The geological team will conduct layers of geo-chemical and geo-physical analysis of the entire property to significantly increase the Company's geo-chemical data. In addition, the team will isolate surface areas of interest and define any underground structures and faults systems. Phase 2 exploration work will include drilling the initial targets identified in Phase 1. Phase 3 exploration work will include further defining underground structures in the most economical areas on the property based on previous drill results.

In the next 2 to 3 months, the overall goal is to gather as much drill data as possible of the previously identified Low Sulphidation Epithermal System; identify drill targets; and begin initial drilling. In terms of gathering data, existing data and the Company's new data (from approximately 150 Rock Chip, Outcrop, Quartz Vein and Sediment samples) will undergo a geo-physical study and ongoing analysis, including full spectral results. After all the data has been mapped and processed in Lone Star's Chihuahua office, a team of Geologists will lay out the initial 10-15 Drill Targets.

To date, approximately 50% of the surface ground work has been conducted. Remaining ground work includes a Geo-Physical Electro-Magnetic field study and a trench / channeling program. This work will be conducted prior to the purchase of a small mobile drill capable of reaching a depth of ~650 feet (200 meters). The drill will be used for the initial 10-15+ holes, and may continue to be used for the rapid reconnaissance of other future projects in the region's Sierra Madre Occidental (SMO) mountain range, which is riddled with a large number of precious and base mineral deposits as a result of the volcanic activity responsible for the formation of the SMO. The SMO runs through the three states that represent the majority of gold production in Mexico: Chihuahua (the state in which Lone Star's La Candelaria project is located), Durango immediately to its south, and Sonora immediately to its west[1].

If results from the initial drilling stage indicate further drilling is justified, a larger drill unit will be used, capable of reaching depths of 1,600+ feet (500+ meters).

"We're excited to have a blueprint for systematically and clearly determining the full economic potential of our La Candelaria property," said Daniel Ferris, Lone Star's Company President. "Now we can move forward with the exploration and development of the property as best adds to the Company's and shareholders' value."

ADDITIONAL INFORMATION
To learn more about the La Candelaria project, the Company, and regular news updates, visit Lone Star Gold’s official website: http://www.lonestargold.com.

ABOUT LONE STAR: Lone Star Gold, Inc. is a publicly traded (OTCBB: LSTG.OB) gold exploration and development company based in Albuquerque, New Mexico. The Company's aggressive acquisition and exploration approach is strategically focused on proven, stable precious metal regions in America and Mexico. Currently, Lone Star owns concessions covering 800 hectares in the La Candelaria project in Chihuahua, Mexico, which the Company is evaluating to determine the potential sites that represent the best potential for silver and gold deposits.

ON BEHALF OF THE BOARD OF DIRECTORS,

Lone Star Gold, Inc.
Daniel Ferris, Company President

Contact:
Lone Star Gold, Inc.
6565 Americas Parkway NE, Ste 200
Albuquerque, New Mexico
87110
USA

INVESTOR RELATIONS
Toll Free: 1-800-986-9358
E-mail:  ir@lonestargold.com
Web:  www.lonestargold.com

OTCBB: LSTG.OB

This press release contains statements that are forward-looking and which involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in question are based on Lone Star Gold, Inc.'s current expectations and projections about future events, based on information currently available. The forward-looking statements found in this press release may also include statements relating to Lone Star Gold, Inc.'s anticipated financial performance, business prospects, new developments, strategies, and similar matters. Lone Star Gold, Inc. provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release. Lone Star Gold, Inc. disclaims any obligation to update any of its forward-looking statements, except as may be required by law.

SOURCES:
1 Infomine website, Apr. 18, 2011